Exhibit 99.1
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES CALL FOR REDEMPTION OF ALL OUTSTANDING 6.50% SERIES F CUMULATIVE REDEEMABLE PREFERRED SHARES

Houston, April 7, 2015 --- Weingarten Realty (NYSE: WRI) announced today it will redeem all of the remaining outstanding depositary shares, each representing 1/100 of a share of its 6.50% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series F shares”; CUSIP: 948741889; NYSE: WRIPrF) on May 8, 2015 for a redemption price of $25.00 per depositary share, plus $0.2392 per share in accrued and unpaid distributions up to, but excluding the redemption date, for an aggregate price of $25.2392 per depositary share. Following the redemption, none of the Series F shares will remain outstanding.

This redemption is made at our option. The written notice of the terms of the redemption was distributed by ComputerShare Trust Company, N.A., the depositary for the Series F Preferred Shares and the paying agent, on April 8, 2015. Questions relating to the redemption should be directed to Computershare Trust Company N.A. at 1-800-546-5141.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At December 31, 2014, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 237 properties which are located in 21 states spanning the country from coast to coast. These properties represent approximately 45.3 million square feet of which our interests in these properties aggregated approximately 27.8 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.